                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                     Advanced Fibre Communications, Inc.
                     ----------------------------------
                              (Name of Issuer)

                                Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                                00754A 10 5
                     ----------------------------------
                              (CUSIP Number)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following pages)


                              Page 1 of 13  Pages
                                        ---

CUSIP No. 00754A 10 5                    13G              Page  2  of 14  Pages
          -----------                                          ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

              Vanguard IV, L.P., a Delaware partnership
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
             a Delaware partnership
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                                  -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                            2,946,397
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                                  -0-
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                            2,946,397
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                     2,946,397
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
                                                                          9.0%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
                                                                           PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 00754A 10 5                  13G                 Page  3  of 13  Pages
          -----------                                           ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

          Vanguard Venture Partners, L.P., a Delaware partnership
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
          a Delaware partnership
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                                  -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power
                                  2,946,397 shares which are directly owned by
                                  Vanguard IV, L.P. Vanguard Venture Partners,
                                  L.P. is the general partner of Vanguard IV,
                                  L.P.
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                                  -0-
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power
                                  2,946,397 shares which are directly owned by
                                  Vanguard IV, L.P. Vanguard Venture Partners,
                                  L.P. is the general partner of Vanguard IV,
                                  L.P.
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                     2,946,397
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
                                                                          9.0%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*                                            PN

-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 00754A 10 5                    13G               Page  4  of 13  Pages
          -----------                                           ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

          Jack M. Gill
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
          United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                                  -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power
                                  2,946,397 shares which are directly owned by
                                  Vanguard IV, Vanguard Venture Partners, L.P.
                                  is the general partner of Vanguard IV, L.P.,
                                  and Mr. Gill is a general partner of Vanguard Venture Partners, L.P.
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                                  -0-
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power
                                  2,946,397 shares which are directly owned by
                                  Vanguard IV, L.P. Vanguard Venture Partners,
                                  L.P. is the general partner of Vanguard IV,
                                  L.P., and Mr. Gill is a general partner of
                                  Vanguard Venture Partners, L.P.
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                     2,946,397
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
                                                                          9.0%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
                                                                            IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 00754A 10 5                    13G               Page  5  of 13  Pages
          -----------                                           ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

          Clifford H. Higgerson
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
          United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                                  -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power
                                  2,946,397 shares which are directly owned by
                                  Vanguard IV, L.P. Vanguard Venture Partners,
                                  L.P. is the general partner of Vanguard IV,
                                  L.P., and Mr. Higgerson is a general partner
                                  of Vanguard Venture Partners, L.P.
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                                  -0-
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power
                                  2,946,397 shares which are directly owned by
                                  Vanguard IV, L.P. Vanguard Venture Partners,
                                  L.P. is the general partner of Vanguard IV,
                                  L.P., and Mr. Higgerson is a general partner
                                  of Vanguard Venture Partners, L.P.
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                     2,946,397
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
                                                                          9.0%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
                                                                            IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 00754A 10 5                   13G               Page  6  of 13  Pages
          -----------                                           --    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

          Curtis K. Myers
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
          United States
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                                  -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power
                                  2,946,397 shares which are directly owned by
                                  Vanguard IV, L.P. Vanguard Venture Partners,
                                  L.P. is the general partner of Vanguard IV,
                                  L.P., and Mr. Myers is a general partner of
                                  Vanguard Venture Partners, L.P.
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                                  -0-
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power
                                  2,946,397 shares which are directly owned by
                                  Vanguard IV, L.P. Vanguard Venture Partners,
                                  L.P. is the general partner of Vanguard IV,
                                  L.P., and Mr. Myers is a general partner of
                                  Vanguard Venture Partners, L.P.
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                     2,946,397
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
                                                                          9.0%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
                                                                            IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                                          Page  7  of 13  Pages
                                                               ---    ---


ITEM 1(A).  NAME OF ISSUER
            Advanced Fibre Communications, Inc.
-------------------------------------------------------------------------------


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            1445 McDowell Boulevard North
            Petaluma, CA 94954
-------------------------------------------------------------------------------


ITEM 2(A)-(C). NAME, PRINCIPAL BUSINESS ADDRESS AND CITIZENSHIP OF PERSONS
               FILING

                    This statement is being filed by Vanguard IV, L.P., a
               Delaware partnership whose principal business address is 525 University Avenue, Palo Alto, CA 94301.

                    Vanguard Venture Partners, L.P. is the general partner of
               Vanguard IV, L.P., a Delaware partnership. With respect to Vanguard Venture Partners, L.P. and its general partners, this statement relates only to Vanguard Venture Partners, L.P.'s and its general partners' indirect, beneficial ownership of shares of Common Stock of Advanced Fibre Communications, Inc. (the "Shares"). The Shares have been purchased by Vanguard IV, L.P., and Vanguard Venture Partners, L.P. and the general partners of Vanguard Venture Partners, L.P. do not directly or otherwise hold any Shares. Management of the business affairs of Vanguard Venture Partners, L.P., including decisions respecting disposition and/or voting of the Shares, resides in the general partners of Vanguard Venture Partners, L.P. (Jack M. Gill, Clifford H. Higgerson and Curtis K. Myers).

                    Mr. Gill's principal business address is 1330 Post Oak
               Blvd., Suite 1550, Houston, TX 77056. Mr. Gill is a United States citizen.

                                                          Page  8  of 13  Pages
                                                               ---    ---

                    Mr. Higgerson's principal business address is 525 University
               Avenue, Palo Alto, CA 94301. Mr. Higgerson is a United States citizen.

                    Mr. Myers' principal business address is 525 University
               Avenue, Suite 600, Palo Alto, CA 94301. Mr. Myers is a United States citizen.


ITEM 2(D).  TITLE OF CLASS OF SECURITIES
            Common Stock


ITEM 2(E).  CUSIP NUMBER
            00754A 10 5
-------------------------------------------------------------------------------


ITEM 3.  Not Applicable.


ITEM 4.  OWNERSHIP

         A.   VANGUARD IV, L.P.

              (a)  Amount Beneficially Owned:  2,946,397
              (b)  Percent of Class:  9.0%
              (c)  Number of shares as to which such person has:
                   (i)   sole power to vote or to direct
                         the vote:  -0-
                   (ii)  shared power to vote or to direct
                         the vote:  2,946,397
                   (iii) sole power to dispose or to
                         direct the disposition of:  -0-
                   (iv)  shared power to dispose or to
                         direct the disposition of:  2,946,397

         B.   VANGUARD VENTURE PARTNERS, L.P.

              (a)  Amount Beneficially Owned:  2,946,397
              (b)  Percent of Class:  9.0%

                                                          Page  9  of 13  Pages
                                                               ---    ---

              (c)  Number of shares as to which such person has:
                   (i)   sole power to vote or to direct
                         the vote:  -0-
                   (ii)  shared power to vote or to direct
                         the vote:  2,946,397
                   (iii) sole power to dispose or to
                         direct the disposition of:  -0-
                   (iv)  shared power to dispose or to
                         direct the disposition of:  2,946,397

         C.   JACK M. GILL

              (a)  Amount Beneficially Owned:  2,946,397(1)
              (b)  Percent of Class:  9.0%
              (c)  Number of shares as to which such person has:
                   (i)   sole power to vote or to direct the
                         vote:  -0-
                   (ii)  shared power to vote or to direct
                         the vote:  2,946,397(1)
                   (iii) sole power to dispose or to
                         direct the disposition of:  -0-
                   (iv)  shared power to dispose or to
                         direct the disposition of:  2,946,397(1)

         D.   CLIFFORD H. HIGGERSON

              (a)  Amount Beneficially Owned:  2,946,397(1)
              (b)  Percent of Class:  9.0%
              (c)  Number of shares as to which such person has:
                   (i)   sole power to vote or to direct the
                         vote:  -0-
                   (ii)  shared power to vote or to direct
                         the vote:  2,946,397(1)
                   (iii) sole power to dispose or to
                         direct the disposition of:  -0-
                   (iv)  shared power to dispose or to
                         direct the disposition of:  2,946,397(1)

                                                          Page 10  of 13  Pages
                                                               ---    ---


         E.   CURTIS K. MYERS

              (a)  Amount Beneficially Owned:  2,946,397(1)
              (b)  Percent of Class:  9.0%
              (c)  Number of shares as to which such person has:
                   (i)   sole power to vote or to direct the
                         vote:  -0-
                   (ii)  shared power to vote or to direct
                         the vote:  2,946,397(1)
                   (iii) sole power to dispose or to
                         direct the disposition of:  -0-
                   (iv)  shared power to dispose or to
                         direct the disposition of:  2,946,397(1)


         (1) The filing of this statement shall not be construed as an admission that the reporting person is, for purposes of
                Section 13(d) or 13(g) of the Act, the beneficial owner of these securities.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

                                                          Page 11  of 13  Pages
                                                               ---    ---



ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         Not Applicable

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated February 11, 1997   VANGUARD IV, L.P.

                          Vanguard Venture Partners, L.P., its
                            general partner


                             By: /S/ CLIFFORD H. HIGGERSON
                                 ---------------------------------

                             Title: General Partner


                          Vanguard Venture Partners, L.P.


                             By: /S/ CLIFFORD H. HIGGERSON
                                 ---------------------------------

                             Title: General Partner


                          Jack M. Gill


                          /S/ JACK M. GILL
                          ----------------------------------------


                          Clifford H. Higgerson


                          /S/ CLIFFORD H. HIGGERSON
                          ----------------------------------------


                          Curtis K. Myers


                          /S/ CURTIS K. MYERS
                          ----------------------------------------

                                                          Page 12  of 13  Pages
                                                               ---    ---


                               EXHIBIT INDEX


                                              Found on
                                            Sequentially
Exhibit                                     Numbered Page
-------                                     -------------
Exhibit A:  Agreement of Joint Filing            13

                                                          Page 13  of 13  Pages
                                                               ---    ---



                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING


          The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 11, 1997, containing the information required by Schedule 13G, for the 2,946,397 Shares of the Common Stock of Advanced Fibre Communications, Inc. held by Vanguard IV, L.P.

Dated February 11, 1997   VANGUARD IV, L.P.

                          Vanguard Venture Partners, L.P., its
                            general partner


                             By: /S/ CLIFFORD H. HIGGERSON
                                 ---------------------------------

                             Title: General Partner


                          Vanguard Venture Partners, L.P.


                             By: /S/ CLIFFORD H. HIGGERSON
                                 ---------------------------------

                             Title: General Partner


                          Jack M. Gill


                          /S/ JACK M. GILL
                          ----------------------------------------


                          Clifford H. Higgerson


                          /S/ CLIFFORD H. HIGGERSON
                          ----------------------------------------


                          Curtis K. Myers


                          /S/ CURTIS K. MYERS
                          ----------------------------------------